PRESS RELEASE

                                                                                                                                                                                               Exhibit 99.1
Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: February 20, 2015	Contact:Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, FEBRUARY 20, 2015 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that Terry L. Dunlap was appointed to the Company's Board of Directors.  Mr. Dunlap recently retired as Executive Vice President, Flat-Rolled Products Group of Allegheny Technologies Incorporated ("ATI"), a global producer of specialty materials and components.  Mr. Dunlap previously served as President, ATI Allegheny Ludlum since 2002 and Group President, ATI Flat-Rolled Products from 2008 to May 2011.  He was a member of ATI's Executive Council since 2003 and a board member of ATI's STAL (China) and Uniti (Russia) joint venture companies.

Mr. Dunlap currently serves on the Foundation Board of Indiana University of Pennsylvania.  He holds a Bachelor of Science degree in Marketing from Indiana University of Pennsylvania and attended graduate school at Loyola University Chicago.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and management; printing plates and cylinders; pre-media services and imaging services for consumer packaged goods and retail customers; merchandising display systems and marketing and design services; cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products.